UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2011

MCG Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)

(703) 247-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2011, MCG Capital Corporation (the “Company”) announced that Mr. Steven F. Tunney, Sr. left the Company in order to pursue other interests and will no longer serve as Chief Executive Officer of the Company or a member of the Company’s Board of Directors or its committees, effective October 31, 2011 (the “Effective Date”).

In connection with Mr. Tunney’s departure, on the Effective Date, Mr. Tunney and the Company entered into a letter agreement (the “Letter Agreement”), which sets forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company, including the agreement by the Company to treat Mr. Tunney’s resignation as a termination by the Company other than for cause for purposes of such agreement. Consistent with his employment agreement and other plans of the Company, Mr. Tunney will receive (i) his accrued and unpaid base salary and paid time off and unreimbursed business expenses, in each case accrued through the Effective Date; (ii) full and immediate vesting and/or lapsing of forfeiture conditions of 67,135 shares of time-vesting restricted stock; (iii) his accrued balance under the Company’s tax-qualified savings plan and Supplemental Non-Qualified Retirement Plan; and (iv) immediate payout of $154,333.33 of long-term incentive cash awards. Mr. Tunney will also receive a severance amount of $2,244,600, representing an amount equal to two times the sum of his current base salary and his target annual bonus, payable in installments over the 24-month period following the Effective Date. The Company will also pay the employer’s portion of the insurance benefits for continuation of Mr. Tunney’s participation in the Company’s group medical, dental and hospitalization plans for a period following the Effective Date. In addition, the Company will reimburse Mr. Tunney’s attorney in connection with the negotiation of the Letter Agreement. Receipt of certain separation benefits is subject to Mr. Tunney’s execution and non-revocation of a release of claims against the Company and his continued compliance with certain non-competition and other obligations.

Consistent with Mr. Tunney’s employment agreement, the parties must abide by mutual non-disparagement obligations, and Mr. Tunney must cooperate with the Company with respect to ongoing litigation and other transition matters after his termination of employment. Additionally, Mr. Tunney is bound by confidentiality, non-competition, non-solicitation and other restrictive covenants following his termination of employment.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached as Exhibit 10.1 and incorporated by reference herein.

Also on October 31, 2011, the Board of Directors of the Company appointed Mr. Richard W. Neu, 55, the chairman of the Board of Directors, as the Chief Executive Officer of the Company, and B. Hagen Saville, 50, the Company’s Executive Vice President of Business Development and a member of the Company’s Board of Directors, as the Company’s President and Chief Operating Officer. Concurrently, Mr. Neu stepped down from each of the audit committee and nominating and corporate governance committee of the Company’s Board of Directors, but will continue to serve on the investment and valuation committee.

Mr. Neu has been a Director of the Company since 2007, and has been the Chairman of the Company’s Board of Directors since April 2009. Mr. Neu is currently the Chairman of the Board of Directors and serves on the audit committee of Dollar Thrifty Automotive Group, Inc.

and currently serves on the board of directors and audit committee of Huntington Bancshares Incorporated, and was previously the Chief Financial Officer and Treasurer of Charter One Financial, Inc. from December 1985 to August 2004. As of the date of this report, new compensation and benefits arrangements with Mr. Neu have not been determined.

Mr. Saville has been the Company’s Executive Vice President of Business Development since March 1998. Prior to joining the Company, Mr. Saville was employed at Signet Bank and First Union National Bank.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Letter Agreement between MCG Capital Corporation and Steven F. Tunney, Sr. dated October 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION

Date: October 31, 2011	By:	/s/ Stephen J. Bacica
Stephen J. Bacica Chief Financial Officer